Exhibit 10.40
February 2, 2010
Christos Lagomichos
Eindhoven, Netherlands
Dear Christos,
We are pleased to make this offer of employment to you with Trident Microsystems, Inc. (“Trident”), as the prospective successor-in-interest of NXP Greece USA, Inc. (“NXP US”), the entity through which you hold valid L1A status. Effective upon and subject to the acquisition by Trident of the digital TV and set top box product lines of NXP B.V., which is expected to occur on February 8, 2010, your position with Trident will be that of President, reporting to the Chief Executive Officer. The details of this offer, including the compensation package, are as follows:
1.	Your base salary will be US$628,000 per year, paid on a semi-monthly basis at a rate of US$26,166.67.
2.	You will be eligible to participate in Trident’s medical, dental, vision, and life insurance programs.
3.	You will be entitled to four (4) weeks of paid time off for each of the first three years of service with Trident according to the company policy.
4.	Upon the approval of the Compensation Committee of Trident’s Board of Directors (“Compensation Committee”) following the close of the Trident-NXP transaction, you will be granted the equity incentive awards described in Appendix A, subject to the terms set forth therein.
5.	You will be eligible to participate in Trident’s Executive Variable Compensation Plan and your target variable compensation will be 100% of your annual base salary with the possibility to earn up to 200% of your annual base salary, as described in Appendix B.
6.	You will receive income tax protection on up to 20% of your base salary for the first two years of employment with Trident.
7.	You will be entitled to the relocation benefits in accordance with Trident’s policy. Trident will reimburse you all incidental expenses incurred for your relocation up to a maximum of one month of your base salary. Trident will provide you with company paid housing until six months after your family relocates to the United States. Trident will also cover the rental car expenses associated with your relocation until your family moves to the United States.
8.	In the event that your employment with Trident is terminated without Cause, you will be eligible to receive the applicable severance benefits set forth in Appendix C.
9.	As a Section 16 Officer, in the event that your employment is terminated following a “Change in Control” of Trident, you will be eligible to receive the applicable benefits set forth in Trident’s Executive Change in Control Severance Plan, as amended from time to time, subject to confirmation by Trident’s Compensation Committee.

February 2, 2010
Christos Lagomichos

10.	Trident undertakes to assist you in amending your current L1A status to reflect the transfer of your employment from NXP US to Trident, subject to approval by the US immigration authorities, to enable you to carry out your Trident duties in the United States. Trident will also file the appropriate visa applications to enable your wife and son to obtain dependent L2 status, subject to approval by the US immigration authorities. These filings will be made at Trident’s expense.
Within three (3) days of the start of your employment, you will be required to complete the following:
•	You must provide acceptable documentation of proof of your eligibility to work in the United States as required by the Immigration and Naturalization Act (I-9).
•	Your employment with Trident is “at will”; it is for no specified term, and may be terminated by you or Trident at any time, with or without cause or advance notice. As a condition of your employment, you will be required to sign Trident’s standard form of Employment, Proprietary Information and Invention Assignment Agreement.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer by signing below, indicating your anticipated start date, and returning this copy to me. Should you have any questions or if you need additional information, please feel free to contact me at (408) 764-8844.
This offer of employment is contingent upon your ability to comply with the employment authorization provisions of the Immigration & Naturalization Act. In addition, this offer is conditioned upon your acceptance, in writing, by February 1, 2010.
Sincerely,
/s/ Sylvia Summers Couder

Sylvia Summers Couder
Chief Executive Officer and President

February 2, 2010
Christos Lagomichos

ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, “at will” and can be terminated either by me or by Trident at any time, with or without notice and with or without cause, subject to the terms of this letter. The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Christos Lagomichos	February 5, 2010	February 8, 2010

Christos Lagomichos	Date	Anticipated Start Date

February 2, 2010
Christos Lagomichos

Appendix A
Equity Incentive Award
Initial Hire-On Option Grant
Upon the approval of Trident’s Compensation Committee, following your employment start date with Trident at the close of the Trident-NXP transaction, you will be granted a non-qualified stock option to purchase 109,000 shares of Trident’s common stock at an exercise price per share equal to the closing price of a share of Trident’s common stock on the Nasdaq Global Market on the effective date of grant. The options will vest over a four-year period at the rate of one-fourth upon each of the first four anniversaries of the grant date. Subject to your continued performance of services with Trident through each respective vesting date, the shares subject to this stock option will vest and become exercisable according to a vesting schedule determined by Trident’s Compensation Committee. Your stock option will be granted under and subject to the terms and conditions of Trident’s standard form of stock option agreement, which you will be required to sign as a condition to receiving this option.
Performance-Based Restricted Stock Award
Upon the approval of Trident’s Compensation Committee, following your employment start date with Trident at the close of the Trident-NXP transaction, you will be granted a performance-based restricted stock award consisting of 187,500 shares of Trident’s common stock. The performance metrics and correspondent vesting provisions of the performance shares will be determined prior to the date of grant by Trident’s Compensation Committee. Your restricted stock award will be granted under and subject to the terms and conditions of Trident’s standard form of restricted stock agreement, as modified by this letter, which you will be required to sign as a condition to receiving the award.

/s/ Christos Lagomichos Christos Lagomichos

February 2, 2010
Christos Lagomichos

Appendix B
Executive Variable Compensation Plan
You will be eligible to participate in Trident’s Executive Variable Compensation Plan at a target rate of 100% of your annual base salary. Maximum potential payout is 200% of your annual base salary.
The actual bonus, if any, you earn under the Executive Variable Compensation Plan will be based upon Trident’s achievement of annual performance goals determined by the Board of Directors and/or Compensation Committee of Trident. In addition, you must be an active employee on the date of the bonus payment to be entitled to receive a bonus under the Executive Variable Compensation Plan. The detailed terms and conditions of the Executive Variable Compensation Plan are defined yearly by Trident’s Board of Directors and/or Compensation Committee and are subject to change at the Board of Directors’ and/or Compensation Committee’s discretion from year to year.
The CY 2010 variable compensation plan (“CY 2010 Variable Plan”) is expected to fund at 50% of target until Trident reaches profitability. The goals and metrics for the CY 2010 Variable Plan are to be determined by the Board and will be shared in the future.

/s/ Christos Lagomichos Christos Lagomichos

February 2, 2010
Christos Lagomichos

Appendix C
Severance Benefits
Termination of Employment without Cause. Trident may terminate your employment at any time without “Cause” (as defined in Trident’s policy). If Trident terminates your employment without Cause, Trident will provide you with the payments and benefits described in this paragraph provided that you have executed a general release of known and unknown claims in a form approved by Trident’s legal counsel and the period for revocation of such release has lapsed without the release having been revoked:
     (a) Payment in a lump-sum following such termination of employment in an amount equal to the sum of (i) twenty-four (24) months of your base salary and (ii) an annual bonus earned through the termination date of your employment in accordance with Appendix B. Your base salary and target bonus rates for this purpose will be the amounts in effect immediately prior to your termination of employment, disregarding any reduction in such rates which constitutes a condition with respect to which you have resigned for Good Reason.
     (b) Trident will reimburse you for insurance premiums for up to twelve (12) months of COBRA coverage. Such insurance premium reimbursement will be provided until the earlier of (i) twelve (12) months following your employment termination date, or (ii) the date on which you first become eligible to obtain other group health insurance coverage provided to you by a third party.

/s/ Christos Lagomichos Christos Lagomichos